CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2015 RESULTS

Norton, Massachusetts, July 30, 2015.  CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.6 million and net income of $114 thousand for the quarter ended June 27, 2015.  This compares with revenues of $5.1 million and a net loss of $58 thousand for the quarter ended  June 28, 2014.

Revenues for the six months ended June 27, 2015 were $10.9 million compared with revenues  of $11.1 million for the corresponding period a year ago, a decline of 2%.  Net Income for the six month period in 2015 totaled $187 thousand compared with net income of $190 thousand for the corresponding period a year ago.

Grant Bennett, President and CEO, commented, “This was a challenging quarter as we grappled with the impact of the continued strengthening of the dollar, especially in relation to the Euro.  The stronger dollar makes our products more expensive overseas.  Despite this challenge, we generated revenue growth in both baseplates and hermetic packages, achieved improvements in our manufacturing operations versus the second quarter of 2014, and maintained tight controls on overhead spending.  As a result we generated cash and earned a profit, even after lowering selected prices in response to the movement of exchange rates.

Mr. Bennett continued, “In the quarter just ended we continued to make progress on a number of initiatives.  Recently we have received orders for dissolvable spheres used in fracking, giving us confidence that business will be noticeably stronger in the second half of the year.  After an extensive search process we hired an experienced technical sales manager or China.  Our new sales representatives continued to gain momentum in identifying and pursuing new business in their regions in the U.S.”

The Company will be hosting its second quarter conference call with investors at 4:30 pm on Thursday, July 30.  Those interested in participating in the conference call should dial:

Call in Number:  855-863-0441

Conference ID:  95839306

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2015 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	---Quarter Ended---		-- Six Months Ended--
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014

Total Revenues	$5,635,889	$5,134,662	$10,926,155	$11,120,713
Cost of Sales	4,336,853	4,076,326	8,491,754	8,524,008
Gross Margin	1,299,036	1,058,336	2,434,401	2,596,705
Operating Expenses	1,112,295	1,153,214	2,125,133	2,279,002
Operating income (loss)	186,741	(94,878)	309,268	317,703
Interest income (expense)	851	(539)	851	(1,501)
Income (loss) before income taxes	187,652	(95,417)	310,119	316,202
Income tax expense (benefit)	73,760	(38,000)	122,500	126,000
Net income (loss)	113,832	(57,417)	187,619	190,202
Net income (loss) per diluted share	$0.01	$0.00	$0.01	$0.01
Shares outstanding, diluted	13,627,346	13,084,968	13,679,355	13,705,570

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	June 27,	Dec. 27,
	2015	2014
Assets

Current assets:
Cash and cash equivalents	$2,753,269	$2,305,580
Accounts receivable, net	3,840,398	3,589,191
Inventories, net	2,800,912	2,528,954
Prepaid expenses and other current assets	91,537	166,783
Deferred taxes, current	609,847	682,968
Total current assets	10,095,963	9,273,476

Property and equipment, net	1,639,724	1,757,543
Deferred taxes, non-current	1,617,497	1,617,497
Total assets	$13,353,184	$12,648,516

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	1,806,435	1,352,418
Accrued expenses	920,994	1,049,616
Total current liabilities	2,727,429	2,402,034

Stockholders' equity	10,625,755	10,246,482
Total liabilities and stockholders' equity	$13,353,184	$12,648,516